Exhibit 3.35

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

SALIX ANIMAL HEALTH, LLC

The undersigned, being the sole member of Salix Animal Health, LLC, adopts the following Amended and Restated Articles of Organization pursuant to the authority and provisions of Section 605.0202 of the Florida Revised Limited Liability Company Act:

FIRST:

The name of the limited liability company filing these Amended and Restated Articles of Organization is SALIX ANIMAL HEALTH, LLC (the “Company”).

The Articles of Organization of the Company were filed with the Corporation Division of the Florida Department of State on June 29, 1999 under Document No. L99000003859.

SECOND:	These Amended and Restated Articles of Organization were unanimously approved by the sole Member. The votes cast were sufficient for approval under the Articles.

THIRD:	These Amended and Restated Articles of Organization supersede and take the place of the heretofore existing Articles of Organization and any and all amendments thereto:

ARTICLE I

NAME

The name of the limited liability company shall be Salix Animal Health, LLC (the “Company”).

ARTICLE II

PURPOSE

The Company is authorized to engage in any lawful act or activity for which limited liability companies may be organized under the Florida Revised Limited Liability Company Act (the “Act”).

ARTICLE III

ADDRESS OF PRINCIPAL PLACE OF BUSINESS

The mailing address and street address of the principal office of the Company is: 198 Lock Road, Deerfield Beach, Florida 33442-1515.

ARTICLE IV

REGISTERED AGENT AND REGISTERED OFFICE

The name and street address of the registered agent in the State of Florida are: Corporation Service Company, 1201 Hays Street, Plantation, Florida 32301.

ARTICLE V

MANAGEMENT

The Company shall be member-managed in accordance with the Amended and Restated Operating Agreement (the “Operating Agreement”) of the Company.

ARTICLE VI

AMENDMENTS TO ARTICLES

The Company reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated of Articles of Organization, in the manner now or hereafter prescribed by the Act, and all rights conferred upon members herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated of Articles of Organization as of the 18th day of May, 2015.

SOLE MEMBER: SPECTRUM BRANDS, INC., a Delaware corporation

By:

Nathan E. Fagre, Senior Vice President,
Secretary and General Counsel

Having been named as registered agent to accept service of process for the Company at the place designated in these Amended and Restated Articles of Organization, Corporation Service Company (“CSC”) hereby accepts the appointment as registered agent and agrees to act in this capacity. CSC further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and CSC is familiar with and accepts the obligations of its position as registered agent as provided for in the Act.

CORPORATION SERVICE COMPANY

By:

Name:	Sonya L. Cordell

Title:	Asst Vice President